Exhibit 21.1

KANBAY INTERNATIONAL, INC.
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State (or other jurisdiction) of Incorporation
Accurum, Inc.	New Jersey
Accurum India Private Limited	India
Adjoined Consulting LLC	Delaware
Kanbay Incorporated	Illinois
Kanbay Global Services, Inc.	Illinois
Kanbay (Japan) Incorporated	Illinois
Kanbay (Singapore) Pte Ltd.	Singapore
Kanbay Limited	Bermuda
Kanbay (Asia) Limited	Mauritius
Kanbay Software (India) Private Limited	India
Kanbay Europe Limited	United Kingdom
Kanbay (HK) Ltd.	Hong Kong
Kanbay Australia Pty Ltd.	Australia
Kanbay Pty Ltd.	Australia
SSS Holdings Corporation Ltd.	United Kingdom
Kanbay Managed Solutions, Inc.	Illinois
Kanbay Managed Solutions Canada, Inc.	New Brunswick, Canada
Kanbay Canada, Inc.	New Brunswick, Canada